Exhibit 10.33

CAPELLA EDUCATION COMPANY

SENIOR EXECUTIVE SEVERANCE PLAN

(As Originally Effective September 11, 2006,

and as Amended December 13, 2007 and August 14, 2008)

I.	INTRODUCTION

Capella Education Company (“CEC”) has established the Capella Education Company Senior Executive Severance Plan (the “Plan”) to provide severance pay and other benefits to eligible employees of CEC and its subsidiaries whose employment terminates under certain covered circumstances. CEC, in its complete and sole discretion, will determine who is an eligible employee, the requirements to receive severance benefits, and the amount of any benefits.

The Plan was originally effective September 11, 2006. Prior to that date, severance benefits for certain eligible employees were provided under the Capella Education Company Executive Severance Plan. The Plan was amended effective December 13, 2007. The Plan, as amended in this document, is effective for eligible employees who terminate on or after August 14, 2008. This Plan supersedes and replaces any policy, plan or practice that may have existed in the past regarding the payment of severance benefits to eligible employees, with the exception of the Capella Education Company Executive Severance Plan. However, any individual written employment contract or agreement between CEC (or a subsidiary) and an eligible employee that specifically provides for the payment of severance benefits remains in force, as detailed below.

This document is both the “Plan document” and the “Summary Plan Description” for the Plan.

Any reference in this Plan to “Capella” includes CEC and its subsidiaries.

II.	ELIGIBILITY

Only those employees who have been designated in writing by CEC’s Chief Executive Officer (“CEO”) as eligible to participate in the Plan are eligible to become participants in the Plan. However, any employee who was designated as a Level 2 Participant under the Capella Education Company Executive Severance Plan as of September 11, 2006 shall automatically become a Participant in this Plan on such date.

The terms of the written designation by the CEO, not the employee’s job title or classification for other purposes, determine whether an employee is eligible for benefits under the Plan. The written designation for a particular employee may be changed from time to time at the discretion of the CEO.

However, the Plan is intended to cover only employees who are in a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1); and, accordingly, if any interpretation is issued by the Department of Labor that would exclude any employee from satisfying that requirement, such employee immediately will cease to be a participant in this Plan and will instead become a participant in the Capella Education Company Executive Severance Plan.

If you are designated as an eligible employee under this Plan, you must also complete 90 days of service with Capella, measured from your most recent date of hire, prior to becoming a participant in the Plan.

You will cease to be a participant in this Plan when you cease to be designated by CEC as an eligible employee.

III.	SEVERANCE EVENTS

In general, if you are an eligible participant in this Plan, and you comply with all provisions and requirements of the Plan, you will receive severance benefits if your employment with Capella is involuntarily terminated at the initiative of Capella other than for Cause. A termination by you for Good Reason within 24 months following a qualified Change in Control is also a severance eligible event. These concepts are described in detail below.

“For Cause”. You will not be eligible for benefits under this Plan if your employment is terminated by Capella “for Cause.” “Cause” means 1) employee’s commission of a crime or other act that could materially damage the reputation of Capella; 2) employee’s theft, misappropriation, or embezzlement of Capella property; 3) employee’s falsification of records maintained by Capella; 4) employee’s failure substantially to comply with the written policies and procedures of Capella as they may be published or revised from time to time (in writing, on the Faculty Center website, or on the Stella intranet); 5) employee’s misconduct directed toward learners, employees, or adjunct faculty; or 6) employee’s failure substantially to perform the material duties of employee’s Capella employment, which failure is not cured within 30 days after written notice from Capella specifying the act of non-performance.

“Good Reason”. If you initiate the termination of your employment with Capella, you will be eligible for Plan benefits only if you terminated with Good Reason following a qualified Change in Control, as defined below. “Good Reason” means 1) the material reduction of your job responsibilities upon or after a Change in Control; 2) the material diminution of your base compensation; or 3) a reassignment of your principal place of work, without your consent, to a location more than 50 miles from your principal place of work upon or after a Change of Control.

To be eligible for Plan benefits, you must terminate employment for Good Reason within 24 months after the date of the qualified Change in Control. In addition, you must have provided written notice to CEC of the asserted Good Reason not later than 30 days after the occurrence of the event on which Good Reason is based and at least 30 days prior to your proposed termination date. CEC may take action to cure your stated Good Reason within this 30-day period. If CEC does so, you will not be eligible for Plan benefits if you voluntarily terminate.

Notwithstanding any individual agreement you may have with CEC to the contrary, a termination of employment for Good Reason under this Plan will be limited to such terminations as would qualify as an involuntary separation from service for good reason under Code Section 409A and the regulations thereunder.

“Change in Control”. For purposes of this Plan, a qualifying “Change in Control” of CEC shall be deemed to occur if any of the following occur:

(1) Any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) acquires or becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of CEC representing the following: (i) 50% or more of the combined voting power of CEC’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”) at any time prior to CEC selling any of its shares in a public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) 35% or more of the combined voting power of CEC’s then outstanding Voting Securities at any time after CEC sells any of its shares in a public offering pursuant to a registration statement filed under the Securities Act. Provided, however, that the following shall not constitute a Change in Control:

(A) any acquisition or beneficial ownership by CEC or a subsidiary;

(B) any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by CEC or one or more of its subsidiaries;

(C) any acquisition or beneficial ownership by any corporation with respect to which, immediately following such acquisition, more than 50% of both the combined voting power of CEC’s then outstanding Voting Securities and the Shares of CEC is then beneficially owned, directly or indirectly, by all or substantially all of the persons who beneficially owned Voting Securities and Shares of CEC immediately prior to such acquisition in substantially the same proportions as their ownership of such Voting Securities and Shares, as the case may be, immediately prior to such acquisitions;

(D) any acquisition of Shares or Voting Securities in CEC’s initial public offering pursuant to a registration statement filed under the Securities Act.

(2) A majority of the members of the Board of Directors of CEC shall not be Continuing Directors. “Continuing Directors” shall mean: (A) individuals who, on the date hereof, are directors of CEC, (B) individuals elected as directors of CEC subsequent to the date hereof for whose election proxies shall have been solicited by the Board of Directors of CEC or (C) any individual elected or appointed by the Board of Directors of CEC to fill vacancies on the Board of Directors of CEC caused by death or resignation (but not by removal) or to fill newly-created directorships;

(3) Approval by the stockholders of CEC of a reorganization, merger or consolidation of CEC or a statutory exchange of outstanding Voting Securities of CEC, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, respectively, of Voting Securities and Shares of CEC immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of, respectively, the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors and the then outstanding shares of common stock, as the case may be, of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities and Shares of CEC as the case may be; or

(4) Approval by the stockholders of CEC of (x) a complete liquidation or dissolution of CEC or (y) the sale or other disposition of all or substantially all of the assets of CEC (in one or a series of transactions), other than to a corporation with respect to which, immediately following such sale or other disposition, more than 50% of, respectively, the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and the then outstanding shares of common stock of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the persons who were the beneficial owners, respectively, of the Voting Securities and Shares of CEC immediately prior to such sale or other disposition in substantially the same proportions as their ownership, immediately prior to such sale or other disposition, of the Voting Securities and Shares of CEC, as the case may be.

At all times after CEC sells any of its shares in a public offering pursuant to a registration statement filed under the Securities Act, the references to 50% in subsections (1)(C), (3) and (4) above shall be changed to 65%.

Timely Release Required. Regardless of the reason for your termination, you will not be eligible for Plan benefits unless you sign an approved release form after your employment with CEC or a subsidiary actually terminates and timely deliver such signed release form to CEC. You may obtain a copy of the current release form at any time by contacting the CEC Human Resources Department. However, CEC will determine the contents of the release form, and may revise it from time to time as appropriate to deal with particular severance situations. As such, the release form you will be required to sign to receive benefits under the Plan may differ from any release form you previously received.

The release will generally include provisions regarding noncompetition with Capella for a period of time after your employment terminates, confidentiality, return of Capella property and other topics, including a release of all claims against Capella, its employees and its representatives. The release may also include other topics in a given situation, including non-solicitation of clients and/or employees and compliance with CEC policies (such as code of conduct, business ethics and insider trading, as applicable). Severance benefits will be paid only after any period for rescinding the release has expired. If you violate any provisions of the release, CEC will no longer be required to pay you any remaining severance benefits due to you under the Plan.

Ineligibility for Benefits. Severance benefits will not be paid under this Plan in any of the following circumstances:

-	You are offered another position with Capella (or the successor/ purchasing entity) and you refuse to accept that position, other than for Good Reason in connection with a qualified Change in Control.

-	You voluntarily terminate your employment with Capella (or the successor/purchasing entity), other than for Good Reason in connection with a qualified Change in Control.

-	Your termination of employment does not qualify as a “separation from service” under Internal Revenue Code Section 409A or any guidance issued thereunder.

-	Your employment is terminated by Capella (or the successor/ purchasing entity) for Cause, whether or not in connection with a Change in Control.

-	You are placed on a temporary layoff.

-	Your employment terminates due to death, disability, or failure to return to work for Capella following a leave of absence, layoff or any other period of authorized absence from Capella.

-	You refuse to sign the release form prepared by CEC, or you rescind the release before it becomes final.

-	You are a participant in the Capella Education Company Executive Severance Plan at the time of your termination.

-	You leave Capella under any other program in which management solicits and accepts voluntary terminations (in which case, severance pay will be determined and paid only under the other program).

-	You are covered by an individual written employment contract or agreement with Capella at the time your employment terminates that provides for severance pay or other benefits upon termination, except as described below.

IV.	PLAN BENEFITS

A Participant who experiences a qualifying severance event under Section III while a Participant will be eligible to receive severance benefits under the Plan, including severance pay, outplacement assistance and continuation coverage under certain employee benefit plans.

Severance Pay

First Six Months. During the first six months after your employment terminates, you will be entitled to payments equal to six months of base salary.

In Connection with a Change in Control for Participants Other than Initial CEO. In addition, if your qualifying severance event occurs upon or within 24 months following a Change in Control, you will also be entitled during the first six months after your employment terminates to an amount equal to 50% of the targeted annual bonus applicable to you for the year in which you terminate, without regard to performance.

In Connection with a Change in Control for Initial CEO. However, if CEC’s Chief Executive Officer as of the original effective date of this Plan (the “Initial CEO”) voluntarily terminates for Good Reason or if he is involuntarily terminated other than for Cause, within 24 months after a qualified Change in Control, the previous paragraph will not apply and he will instead be entitled during the first six months after his employment terminates to an amount equal to 30% of any targeted annual bonus for the year in which he terminates, prorated to the date of termination, without regard to performance.

Generally, you will receive any severance pay you are entitled to during the first six months after your employment terminates in bi-weekly payments, spread out over the six month period. The payments will begin as soon as administrative feasible after the date the release becomes irrevocable. Any payments that would otherwise be made before the release becomes irrevocable will be held and paid on the first pay date after the release becomes irrevocable.

Limits on Payments in First Six Months - Notwithstanding anything to the contrary, in no event will your severance pay under the Plan payable in the first six months after your employment terminates exceed two times the lesser of (i) your annualized compensation for the year immediately preceding the year in which your employment terminates; or (ii) the maximum amount that may be taken into account under a qualified pension plan under Internal Revenue Code Section 401(a)(17) for the year in which your employment terminates. If six months base salary (plus any bonus amount, if applicable) exceeds this limit, such excess amount will not be paid at any time. However, if your termination of employment occurs during the first calendar year you are employed with CEC, this limitation does not apply.

Special Rule for First Year of Employment - Notwithstanding the above, if your qualifying severance event occurs in your first year of employment with CEC, the cash severance payments due to you in the first six months after your employment terminates will be paid by March 15 of the calendar year following the year in which your employment terminates, even if bi-weekly payments would otherwise continue after that date.

Additional Severance Amounts. As of the first day of the seventh month following your termination of employment, additional severance amounts are available to you, depending on your severance event.

Not in Connection with a Change in Control. If your employment is involuntarily terminated by Capella, other than for Cause (but not upon or within 24 months after a qualified Change in Control), you will be entitled to additional severance pay equal to six months of your base salary.

In Connection with a Change in Control for Participants Other than Initial CEO. If your qualifying severance event occurs upon or within 24 months following a Change in Control, you will be entitled to additional severance pay equal to 18 months of your base salary. You will also be entitled to an amount equal to 1.5 times any targeted annual bonus applicable to you for the year in which you terminate, without regard to performance.

In Connection with a Change in Control for Initial CEO. However, if CEC’s Chief Executive Officer as of the original effective date of this Plan voluntarily terminates for Good Reason or if he is involuntarily terminated other than for Cause, within 24 months after a qualified Change in Control, the previous paragraph will not apply and he will instead be entitled to additional severance pay equal to 6 months of his base salary and 30% of any targeted annual bonus for the year in which he terminates, prorated to the date of termination, without regard to performance.

Generally, you will receive any additional severance pay you are entitled to (including base salary and any amount based on targeted bonus) in bi-weekly payments, spread out over the number of months on which your additional severance amount is based. The additional severance payments will begin during the seventh calendar month following your termination of employment and will continue for the applicable period until fully paid.

Your “base salary.” Severance pay under this Plan is calculated using your base salary at the time your employment terminates. Base salary excludes all bonuses (such as signing bonuses and incentive bonuses), stock options, profit sharing, benefits, taxable fringes, expenses allowances or reimbursements, imputed income, or any other special compensation.

Outplacement Assistance

Participants eligible for benefits under this Plan will also be eligible for up to 12 months of outplacement assistance. Any outplacement assistance provided under this Plan will be paid directly to the outplacement agency. The outplacement assistance must be used by the end of the second calendar year following the calendar year in which you terminated employment (and in no event will CEC’s payment of such outplacement assistance occur later than the end of the third calendar year following the calendar year in which you terminated employment).

Continuation Coverage

Federal and state laws require CEC to offer certain departing employees (and where applicable, their dependents) the right to continue coverage, at their own expense, under our group health, dental and life insurance programs. For health and dental benefits, this continuation coverage is called COBRA. Upon termination of employment, you will receive information further describing how this continuation coverage works, its limitations, and your rights and duties to maintain coverage.

If you are eligible for benefits under this Plan, CEC will pay the regular employer portion towards your continued coverage under CEC’s group health, dental and basic life insurance plans for the total number of months upon which your severance pay is based, up to a maximum of 18 months. For example, if you are entitled to twelve months of severance pay, CEC will contribute to your continuation coverage for up to twelve months, subject to the limitations described below. However, if you are entitled to twenty-four months of severance pay, CEC will contributed to your continuation coverage for up to eighteen months, subject to the limitations described below. After that time, you must pay the entire cost of continuation coverage, if it remains available and you wish to continue coverage.

To receive this continuation coverage benefit, you must elect continuation coverage in accordance with the documents you receive. In addition, you must pay the remaining portion of the cost of your continued coverage. If CEC changes the portion it contributes toward benefit coverage for active employees, it may also change its employer portion for purposes of continuation coverage benefits under this Plan. Any continuation benefit provided under this Plan will be paid directly to the applicable health, dental and/or basic life insurance program. If you are not eligible for continuation coverage at the time of termination or if you do not properly elect continuation coverage, you will not receive any payments in lieu of this subsidized continuation coverage.

If you lose eligibility for COBRA or other continuation coverage, as described in the COBRA documents you will receive, CEC will stop paying its portion of the premiums for your continuation coverage.

Reductions of Severance Benefits

All severance benefits payable under this Plan will be reduced, as and when it is otherwise payable, by the amount of any severance or similar payment required to be paid to you by CEC under applicable federal, state, and local laws. Cash severance payments are also subject to all applicable withholding, including state and federal income tax withholding and FICA and Medicare tax withholding.

Severance pay under this Plan will be reduced (offset), as and when it is otherwise payable, by the amount of any payment made by CEC to you pursuant to an employment contract, agreement or other severance arrangement, to the extent such payment is called a severance payment or otherwise becomes payable due to a termination of your employment with CEC. If such an agreement, contract or arrangement provides for severance payments in excess of those provided under this Plan, no severance pay will be due under this Plan. However, you may still be eligible for other benefits under the Plan, to the extent benefits are not duplicative of what you are receiving under the agreement, contract or arrangement.

Termination of Severance Benefits

All severance benefits payable under this Plan (including severance pay, outplacement assistance and continuation coverage premiums) will be terminated if CEC determines that you have violated the noncompetition or confidentiality provisions contained in your release form or any other agreement you have with CEC.

V.	AMENDMENT AND TERMINATION OF THE PLAN

Except as provided below, CEC reserves the right in its discretion to amend or terminate this Plan, or to alter, reduce, or eliminate any severance benefit, practice or policy hereunder, in whole or in part, at any time and for any reason without the consent of or notice to any employee or any other person having any beneficial interest in this Plan. Such action may be taken by the Board of Directors of CEC, the Compensation Committee of the Board, by the Chief Executive Officer of CEC (except to the extent such amendments materially change the benefits, terms and/or conditions applicable to executive officers of CEC), or by any other individual or committee to whom such authority has been delegated by the Board of Directors.

However, during the 24-month period following a Change in Control, the Plan may not be amended, terminated or otherwise altered to reduce the amount (or negatively change the terms) of any severance benefit that becomes payable to a Participant who was a Participant in the Plan on the day prior to the Change in Control.

In addition, if a Change in Control occurs within the 6-month period following the effective date of an amendment to terminate the Plan or otherwise reduce the amount (or negatively alter the terms) of any severance benefit under the Plan, such amendment (or portion of such amendment) will become null and void upon the Change in Control. Upon the Change in Control, the Plan will automatically revert to the terms in effect prior to the adoption of said amendment.

Notwithstanding the above limitations, the Plan may be amended at any time (and such amendment will be given affect) if such amendment is required to bring the Plan into compliance with applicable law, including but not limited to Section 409A of the Internal Revenue Code.

This Plan shall terminate immediately upon CEC’s filing for relief in bankruptcy or on such date as an order for relief in bankruptcy is entered against CEC. A Participant who experiences a severance event after such termination will not be eligible for benefits under this Plan.

VI.	SUBMITTING CLAIMS FOR BENEFITS

Normally, CEC will determine an employee’s eligibility and benefit amount on its own and without any action on the part of the terminating employee, other than returning the release form. The severance payments will begin as soon as administratively feasible after the date the release becomes irrevocable.

Formal Claims for Benefits. If you think you are entitled to benefits but have not been so notified by CEC, if you disagree with a decision made by CEC, or if you have any other complaint regarding the Plan that is not resolved to your satisfaction, you or your authorized representative may submit a written claim for benefits. The claim must be submitted to CEC’s Human Resources Department in Minneapolis, Minnesota within six months after the date you terminated employment. Claims received after that time will not be considered.

CEC will ordinarily respond to the claim within 90 days of the date on which it is received. However, if special circumstances require an extension of the period of time for processing a claim, the 90-day period can be extended for an additional 90 days by giving you written notice of the extension, the reason why the extension is necessary, and the date a decision is expected.

CEC will give you a written notice of its decision if it denies your claim for benefits in whole or in part. The notice will explain the specific reasons for the decision, including references to the relevant plan provision upon which the decision is based, with a description of any additional material or information necessary for you to perfect your claim, and the procedures for appealing the decision.

Appeals. If you disagree with the initial claim determination, in whole or in part, you or your authorized representative can request that the decision be reviewed by filing a written request for review with CEC’s Human Resources Department in Minneapolis, Minnesota within 60 days after receiving notice that the claim has been denied. You or your representative may present written statements describing reasons why you believe the claim denial was in error, and should include copies of any documents you want us to consider in support of your appeal. Your claim will be decided based on the information submitted, so you should make sure that your submission is complete. Upon request to CEC, you may review all documents we considered or relied on in deciding your claim. (You may also receive copies of these documents free of charge.)

Any appeal will be reviewed and decided by person(s) other than the person(s) who made the determination on your original claim. Generally, the decision will be reviewed within 60 days after CEC receives a request for review. However, if special circumstances require a delay, the review may take up to 120 days. (If a decision cannot be made within the 60-day period, you will be notified of this fact in writing.) You will receive a written notice of the decision on the appeal, which will explain the reasons for the decision by making specific reference to the Plan provisions on which the decision is based.

Limitations Period. The claims procedure above is mandatory. If an employee has completed the entire claims procedure and still disagrees with the outcome of the employee’s claim, the employee may commence a civil action under § 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The employee must commence such civil action within one year of the date of the final denial, or the employee will waive all rights to relief under ERISA.

VII.	PLAN ADMINISTRATION

The following information relates to the administration of the Plan and the determination of Plan benefits.

Name of Plan:

Capella Education Company Senior Executive Severance Plan

Type of Plan:

The Plan is a “top-hat” plan – that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation/severance benefits for a select group of management or highly compensated employees within the meaning of ERISA §§ 201(2), 301(a)(3) and 401(a)(1), and therefore is exempt from Parts 2, 3 and 4 of Title I of ERISA.

Plan Administrator/Plan Sponsor:

CEC is the “Plan Sponsor” and “Plan Administrator” of this Plan. Communications to CEC regarding the Plan should be addressed to:

Capella Education Company

ATTN: Human Resources Department

225 South Sixth Street, 8th Floor

Minneapolis, MN 55402

Telephone: (612) 977-5299

As Plan Administrator, CEC has complete discretionary authority to interpret the provisions of the Plan and to determine which employees are eligible to participate and eligible for Plan benefits, the requirements to receive severance benefits, and the amount of those benefits. CEC also has authority to correct any errors that may occur in the administration of the Plan, including recovering any overpayment of benefits from the person who received it.

Employer Identification Number: 41-1717955

Plan Year: The calendar year.

Agent for Service of Legal Process:

Legal process regarding the Plan may be served on CEC at the address listed above.

Assignment of Benefits:

You cannot assign your benefits under this Plan to anyone else, and your benefits are not subject to attachment by your creditors. CEC will not pay Plan benefits to anyone other than you (or your estate, if you die after having a qualifying severance event but before receiving the complete severance amount payable to you up to the date of your death).

Governing Law:

This Plan, to the extent not preempted by ERISA or any other federal law shall be governed by and construed in accordance with, the laws of the state of Minnesota.

Internal Revenue Code Section 409A:

CEC intends that certain benefits provided hereunder qualify for the exceptions from coverage under Internal Revenue Code Section 409A (and the regulations or other applicable guidance thereunder), such as the exception for “short-term deferrals” under Treas. Reg. § 1.409A-1(b)(4) and “involuntary” or “window program” separation pay plans under Treas. Reg. § 1.409A-1(b)(9). To the extent that the provisions for severance payment during the first six months following termination of employment do not qualify for such exceptions due to changes in the regulations, guidance or interpretation, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Plan to the contrary.

It is the intention of CEC that the benefits provided under this Plan that are subject to Code Section 409A meet the requirements of paragraphs (2), (3) and (4) of Code Section 409A, and the terms and provisions of the Plan should be interpreted and applied in a manner consistent with such requirements, including the regulations and other guidance issued under Code Section 409A.

Notwithstanding anything in this Plan to the contrary, any severance benefits payable under the “involuntary” or “window program” separation pay plan exception will be paid to the Participant no later than the last day of the second year following the year in which the Participant’s employment with the Company terminates.

Employment Rights:

Establishment of the Plan shall not be construed to in any way modify the parties’ at-will employment relationship, or to give any employee the right to be retained in CEC’s service or to any benefits not specifically provided by the Plan. The right of an employer to terminate the employment relationship of an employee (or to accelerate the termination date) will not in any way be affected by the terms of this Plan or any release.